Letter of Intent dated September 17, 2011and cancellation of the Binding Letter of Intent dated July 27, 2011.

This Letter of Intent dated September 17, 2011, between Green Renewable Energy Solutions, Inc., a company duly organized in the state of Michigan,  having its principal office at 450 West Fourth Street, Royal Oak, MI 48067  (hereinafter referred to as “GRES”) and E World Interactive, Inc. with its principal offices at 2580 Anthem Village Drive, Henderson, NV 89052 (hereinafter referred to as “E World” or “the Company”), (both collectively the "Parties" and each a "Party").

The Parties will to cancel the Binding Letter of intent dated July 27, 2011 and replace this with this Letter of Intent.

WHEREAS E World is energy solutions company whose principal business in the development of renewable projects and energy solutions and services.

WHEREAS E World is a public company quoted on the Over the Counter Bulletin Board under the symbol EWRL.

WHEREAS GRES is a privately owned corporation whose principal business is the financing and development of renewable energy projects

WHEREAS GRES and E World wish to conclude this new Letter of Intent which sets out the overall terms of agreement relating to the matters further set out below.

1.	The Basic Transaction:

(vi)
The E World will acquire the assets of GRES including contracts entered into by GRES with regard to the acceptance, processing and disposal of construction and demolition waste dated May 19, 2011 and Municipal Solid Waste agreement dated September 07, 211 and other agreements relating to the financing of energy and waste disposal projects.

(vii)	E World will change its name immediately to Green Energy Renewable Solutions Inc.

2.	Consideration:

The consideration for the acquisition of GRES will be the issue of new common stock of E World such that on completion of the issue, the existing shareholders of both E World and GRES will own the Company in equal amount.

The board of the Company will change with immediate effect to reflect this 50/50 ownership and Joe DuRant will be appointed as Chief Executive Officer of the company.

The Parties may agree a reverse split of the common stock of the Company on completion of the transaction.

3.	Pre-conditions of the basic transaction:

Prior to the completion of the transaction and the issue of E World stock, E World will spin out its wholly owned subsidiaries, Media and Technology Solutions, Inc. and E World Corp as independent public companies. E World Corp will retain the ownership of the E World name, websites and all existing agreement, licenses and projects in development other than the project being developed by GRES.

The Parties agree that a minimum of $300,000 will be required to complete the first phase and start-up of the acceptance, processing and disposal of construction and demolition waste and it is a pre-condition of this agreement that a minimum of $300,000 is secured by the Parties before November 30, 2011.

4.	Representations and Warranties:

E World warrants and represents that it is, as of the date of this LOI, a fully compliant OTC BB company and its draft financial statements as of June 30, 2011 are as presented to GRES.

Both parties warrant and represent that there is no matter currently known to them and  not disclosed to the other party, which if disclosed, would be likely to have a material effect on this LOI

5.	Non-Completion

In the event, for whatever reason, the pre-conditions to the LOI are not completed,  the Parties will consider other opportunities for the Company as a public company and seek alternative projects and financing on acceptable terms.

6.	Miscellaneous:

(i)
Parties shall, at their own cost and expense, execute and deliver such further documents and instruments and shall take such other actions as may be reasonably required or appropriate to evidence or carry out the intent and purposes of this LOI or to show the ability to carry out the intent and purposes of this LOI.

(ii)	E World is obligated to file an 8K giving public notice of this binding LOI and this will be provided to GRES for approval before filing.

(iii)
Any notice required by this LOI or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or recognized overnight services such as Federal Express.

If to E WORLD: 2850 Anthem Village Drive, Henderson, Nevada 89052, USA.

If to Green Renewable Energy Systems, Inc., C/O Mr. Gus Andreasen, 450 West Fourth Street, Royal Oak, MI, 48067

(viii)	The waiver or failure of either party to exercise in any respect any right provided in this agreement shall not be deemed a waiver of any other right or remedy to which the party may be entitled.

(ix)	No change can be made to this LOI other than in writing and signed by both parties.

(x)	This LOI shall be construed and enforced according to the laws of the State of Nevada and any dispute under this LOI must be brought in this venue and no other.

(xi)	Any headings in this LOI are for convenience only, confirm no rights or obligations in either party, and do not alter any terms of this Agreement.

(xii)
If any term of this LOI is held by a court of competent jurisdiction to be invalid or unenforceable, then this LOI, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included

In Witness whereof, the parties have executed this LOI as of the date first written above.

For: E World Interactive, Inc.

Name: ____________________________

Its:_______________________________

Date:_____________________________

For: Green Renewable Energy Systems, Inc.

Name:___________________________

Its:______________________________

Date: ____________________________